CONSENT OF ERNST & YOUND LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A (Nos. 333-36047/811-08363) of Evergreen Select Equity Trust (Evergreen Select Equity Index Fund and Evergreen Select Special Equity Fund), of this reference and of our report dated August 12, 1997 on the CoreFunds, Inc. Equity Index Fund and CoreFunds, Inc. Special Equity Fund.


                                        /s/ Ernst & Young LLP
                                        Ernst & Young LLP


Philadelphia, Pennsylvania
July 28, 1998